Exhibit 10.1

Master Services Agreement

This Master Service Agreement (this “Agreement”), dated as of October 17, 2018 (the “Effective Date”), is by and between Hash Labs Inc., a Nevada corporation, together with its wholly-owned subsidiary, CXAU Corp., a Nevada corporation (collectively, “Hash Labs”) and Dillon Gage Incorporated of Dallas, a Texas corporation (“Dillon Gage,” and together with Hash Labs, the “Parties”, and each a “Party”).

WHEREAS, Hash Labs is a financial technology development company that is developing a mobile application , CXAU Digital Vault and Crypto-Gold, that will convert gold into a price-stable, scalable 100% backed by physical gold crypto asset, and will otherwise operate substantially as set forth in the illustration attached as Exhibit A hereto (“CXAU”);

WHEREAS, operation of the CXAU platform will require expertise in the acquisition, trading and storage of physical gold in high volumes;

WHEREAS, Dillon Gage is a fully integrated precious metal wholesale company;

WHEREAS, Dillon Gage has agreed to provide certain services to the CXAU platform and Hash Labs in procurement of precious metals, customers’ redemptions and such other services as specifically set forth herein;

WHEREAS, the Parties wish to collaborate on the launch, marketing and operation of the CXAU platform (the “Purpose”).

WHEREAS, the Parties contemplate that, under the CXAU platform, members will be charged (i) a 0.5% annual storage, insurance and auditing fee (the “Storage Fee”), (ii) a 0.5% fee to covert fiat currency into CXAU units (the “Conversion Fee”), and (iii) a 0.5% (plus shipping any insurance) redemption fee (the “Redemption Fee”);

WHEREAS, the Parties contemplate that, under the CXAU platform, the Hashgraph distributed ledger ecosystem will act like a network of replicated databases, each containing the same list of past transactions, with important members of the network called validators or nodes (combinations of computer hardware, running specialized Hashgraph software necessary to communicate with other nodes on the network (the “Nodes”);

NOW, therefore, in consideration of the foregoing, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Definitions. Capitalized terms have the meaning set forth in this Section 1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to be closed for business.

“Confidential Information” has the meaning set forth in Section 4.1.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Defaulting Party” has the meaning set forth in Section 11.2.

“Disclosing Party” has the meaning set forth in Section 4.1

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Indemnified Party” has the meaning set forth in Section 7.1.

“Indemnifying Party” has the meaning set forth in Section 7.1.

“Intellectual Property” means all (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, (c) copyrights, copyrightable works and works of authorship (whether copyrightable or not), including computer programs data collections, and databases, (d) trade secrets, know-how and other confidential or proprietary information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Losses” has the meaning set forth in Section 7.1.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority, or any other entity.

“Purpose” has the meaning set forth in the preamble to this Agreement.

“Receiving Party” has the meaning set forth in Section 4.1.

“Representatives” has the meaning set forth in Section 4.2.

“Subsidiary” means any majority-owned direct or indirect subsidiary or Affiliate of a Person.

“Term” has the meaning set forth in Section 11.1.

2. Launch of CXAU Platform.

2.1 The Parties shall cooperate with each other (including, without limitation, take any action reasonably requested by the other Party) and each use commercially reasonable efforts to enable the launch of CXAU on or by March 4, 2019 (the “CXAU Launch Date”) and otherwise further the Purpose. Without limiting the generality of the foregoing, Dillon Gage shall (i) cooperate with Hash Labs to enable connectivity between the CXAU platform and Dillon Gage’s FizTrade platform by the CXAU Launch Date, (ii) arrange hosting for eight CXAU Nodes by the CXAU Launch Date, and (iii) take any other reasonably necessary action such that Dillon Gage will be capable of performing all services contemplated to be provided hereunder by Dillon Gage by the CXAU Launch Date.

2.2 The Parties shall cooperate with each other to issue a joint press release, subject to approval of each Party (such approval not to be unreasonably withheld or delayed), to announce the launch and operation of the CXAU platform. Except as otherwise provided in this Section 2.2, neither Party will issue any press release regarding the other Party or the CXAU platform without the prior written consent of the other Party.

3.  Management and Operation of CXAU Platform.

3.1 Commencing upon the CXAU Launch Date, the Parties shall cooperate with each other in the operation of the CXAU Platform (for purposes of illustration, substantially in accordance with the illustration set forth in Exhibit A) (including, without limitation, take any action reasonably requested by the other Party for the Purpose). Without limiting the generality of the foregoing, (i) Hash Labs will be responsible for the general management and operation of the CXAU Platform (including, without limitation, charging and collecting the Conversion Fees, Storage Fees and Redemption Fees), except as otherwise set forth herein, and (ii) Dillon Gage shall, commencing on the CXAU Launch Date, (a) coordinate and manage the deposit and transfer of CXAU users’ physical gold into digital/crypto gold, including, without limitation, the acceptance, testing and verification of the physical gold presented for conversion to CXAU units, and coordination and delivery of the physical gold for storage at the Royal Canadian Mint, for reserve on behalf of the CXAU users, (b) coordinate and manage the acquisition and deposit of physical gold in direct proportion to the CXAU users’ digital vault conversion, with fiat currency, (c) coordinate purchase and delivery of physical gold to vaults operated by the Royal Canadian Mint, for reserve on behalf of the CXAU members, (d) coordinate the insurance, audit and storage of the CXAU physical gold reserves, and (e) upon any redemption/liquidation by a CXAU member, convert the CXAU unit value into physical gold, and transfer the redemption gold.

3.2 As compensation for the services provided hereunder by Dillon Gage, Dillon Gage will be entitled to 50% of the Conversion Fees, Storage Fees, and Redemption Fees. Hash Labs will provide full accounting of any Conversion Fees, Storage Fees, and Redemption Fees it has collected on a quarterly basis, within 20 days after the end of each calendar quarter, without interest or deduction. The foregoing breakdown notwithstanding, Hash Labs will remit to Dillon Gage Dillon Gage’s reasonable costs of storage, custodial, insurance and vault as part of Dillon Gage’s share of the Storage Fees, if and to the extent Dillon Gage has provided to Hash Labs a reasonable accounting of such costs.

3.3 Each Party shall use commercially reasonable efforts to market the CXAU Platform. Without limiting the generality of the foregoing, Dillon Gage shall introduce and use commercially reasonable efforts to promote the CXAU platform to its global network of bullion dealers.

3.4 All payments owed by either Party to the other Party shall be paid in US dollars by wire transfer to a bank in the United States designated in writing by the payee Party, to be paid within 15 days.

3.5 Except as otherwise set forth herein, each Party will be responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges incurred in connection with the CXAU platform.

4.  Confidentiality.

4.1  From time to time during the Term of this Agreement, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, products/services, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and] whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”).

4.2  Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 4 by the Receiving Party or any of its Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns (collectively “Representatives”); (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party or its Representatives before being disclosed by or on behalf of the Disclosing Party; or (iv) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party’s Confidential Information.

4.3  The Receiving Party shall: (A) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under the Agreement.

4.4  The Receiving Party shall be responsible for any breach of this Section 4 caused by any of its Representatives.

5.  Intellectual Property.

5.1  The Parties acknowledge and agree that, as between the Parties, each Party shall solely own all right, title, and interest in and to Developed Intellectual Property invented, created, or otherwise originated solely by its Representatives, provided that, the parties acknowledge and agreed that, as between the Parties, the Intellectual Property relating to the CXAU platform is and will be owned or licensed by Hash Labs. The foregoing notwithstanding, Dillon Gage hereby grants Hash Labs a non-exclusive limited license for the use of FizTrade and any other Dillon Gage Intellectual Property reasonably necessary to enable the functionality of the CXAU platform (“Dillon Gage License”). For the avoidance of doubt, Dillon Gage does not grant Hash Labs any other rights in its Intellectual Property beyond the Dillon Gage License. Each Party shall provide all assistance and cooperation as may be reasonably necessary to give effect to the foregoing allocation of ownership of Intellectual Property and to enable the owning Party to apply for, obtain, perfect, and enforce its rights therein, including requiring its Representatives to execute and deliver such applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as may be reasonably requested by the owning Party.

5.2 Each Party warrants that materials furnished by or for such Party in performing this Agreement will not infringe any third party Intellectual Property Rights.

5.3 Each Party will, and hereby does, grant such licenses during the Term, without requirement of additional consideration, under its right, title, and interest in and to any Intellectual Property as may be necessary to fully effect such agreed division of rights and responsibilities and as otherwise is necessary for each Party to perform its obligations under this Agreement.

5.4  Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right, title, or interest in or to any other Intellectual Property or Confidential Information of the other Party, whether by implication, estoppel, or otherwise, including any items controlled or developed by the other Party, or delivered by the other Party, at any time pursuant to this Agreement.

6.  Representations, Warranties and Covenants.

6.1  Each Party represents and warrants to other Party that:

(a) It is a corporation duly formed, validly existing, and in good standing in the jurisdiction of its incorporation.

(b) Such Party has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.

(c) The execution and delivery of this Agreement by such Party and the consummation by such Party of the transactions contemplated hereby and thereby have been duly authorized by such Party’s Board of Directors and no further consent or authorization of such Party, its Board of Directors, or its stockholders, is required.

(d) This Agreement has been duly executed and delivered by such Party by its authorized representative, and such authorized representative is a true and official representative with authority to sign each such document and the other documents or certificates executed in connection herewith and bind such Party accordingly.

(e) This Agreement constitutes, a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable or legal remedies.

(f) The execution, delivery and performance of this Agreement by such Party and the consummation by such Party of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a violation of any provision of the Company’s articles or certificate of incorporation or By-laws each as amended to date or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which such Party is a party or by which any property or asset of such Party is bound or affected,, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such Party or by which any property or asset of the Company is bound or affected.

6.2 Each Party covenants that it shall perform the services assigned to it under this Agreement:

(a)  In compliance with all applicable Law.

(b)  Using personnel of commercially reasonable skill, experience, and qualifications; and

(c)  In a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services.

7.  Indemnification

7.1 HashLabs agrees to indemnify and hold Dillon Gage and each of its respective Affiliates, employees, representatives, shareholders, officers, directors (any of the foregoing shall be an Indemnitee) harmless from and against any and all claims, liabilities, losses, damages, actions, reasonable attorney’s fees and expenses (as such fees and expenses are incurred) and demands by any party, including the costs of investigating and defending such claims (collectively, “Losses”), whether or not HashLabs, any Subsidiary thereof or the Person seeking indemnification is the prevailing party arising out of HashLabs’ obligations under this Agreement or any transaction contemplated hereby

7.2 Dillon Gage agrees to indemnify and hold HashLabs harmless and each of its respective Affiliates, employees, representatives, shareholders, officers, directors (any of the foregoing shall be an Indemnitee) harmless from and against any and all Losses , arising out of Dillon Gage’s obligations hereunder to procure precious metals in connection with the operations of the CXAU Platform and under such other obligations as Dillon Gage may have to HashLabs hereunder or under the dealer agreement between Hash Labs and Dillon Gage (the “Dealer Agreement”)..

7.3 Notwithstanding the foregoing, no Indemnitee will be entitled to indemnification for any Losses to the extent such Losses arose out of or as a result of such Indemnitee’s gross negligence or willful misconduct.

8.  Limitation of Liability.

8.1  No Consequential or Indirect Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY OR ANY THIRD PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

9.  Assignment and Delegation. Neither Party shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, however, that either Party may assign its rights or delegate its obligations, in whole or in part, without such consent, to (a) one of its wholly owned Subsidiaries, or (b) an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. Any purported assignment in violation of this Section 9 will be null and void.

10.  Relationship of the Parties.

10.1  Each Party is an independent contractor with regard to the Purpose and this Agreement.

10.2  Any Persons employed or engaged by a Party in connection with the Purpose and this Agreement will be that Party’s employees or contractors. Each Party assumes responsibility for the actions of its employees and contractors under this Agreement and will be solely responsible for their supervision, daily direction, and control, wage rates, withholding income taxes, providing unemployment and disability benefits, and the manner and means through which the work under this Agreement will be accomplished.

10.   INTENTIONALLY OMMITTED

11.  Term, Termination, and Survival.

11.1  This Agreement shall commence as of the Effective Date and will continue thereafter (unless earlier terminated in accordance herewith) until March 4, 2020, and will continue thereafter for successive one year terms, unless either party provides written notice of non-renewals within at least 30 days of such renewal date (the “Term”).

11.2  Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(a)  materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach.

(b)  Becomes insolvent or admits its inability to pay its debts generally as they become due.

(c)  Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven Business Days or is not dismissed or vacated within 45 Business Days after filing.

(d)  Is dissolved or liquidated or takes any corporate action for such purpose.

(e)  Makes a general assignment for the benefit of creditors.

(f)  Has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

11.3  The rights and obligations of the Parties set forth in this Section 11.3 and Section 7, and any right or obligation of the Parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

12. Miscellaneous

12.1 Costs and Expenses. Each of the Parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby, except as otherwise set forth herein.

12.2 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by email, as follows:

If to Hash Labs:

Hash Labs Inc.

78 SW 7th Street

Miami, FL 33130

Email: jmg@hashlabs.net

If to Dillon Gage:

Dillon Gage Inc. of Dallas

Attn: Mark Furmanek, COO

w/c Alisa Moen, Esq.

15301 Dallas Parkway, Suite 200,

Addison, TX 75001

Email: mfurmanek@dillongage.com

amoen@dillongage.com

_______________

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt.

12.3 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed solely and exclusively under and pursuant to the laws of the State of Delaware without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction. Each of the Parties (i) hereby irrevocably submits to a federal or state court of competent jurisdiction sitting in New York County for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each Party consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

12.4 Entire Agreement; Amendments and Waivers. This Agreement, together constitutes the entire agreement between and among the Parties hereto pertaining to the subject matter hereof (except as otherwise explicitly set forth herein with respect to the Dealer Agreement) and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

12.5 No Third Party Beneficiaries. Subject to Section 9, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Subject to Section 7, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

12.6 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same

12.7 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

Hash Labs Inc.

By:	/s/ J. Mark Goode
Name:	J. Mark Goode
Title:	CEO

CXAU Corp.

By:	/s/ J. Mark Goode
Name:	J. Mark Goode
Title:	President

Dillon Gage Incorporated of Dallas

By:	/s/ Mark Furmanek
Name:	Mark Furmanek
Title:	COO

Exhibit A

Illustration of Operations of CXAU

Operations

CXAU has two accounts to facilitate the flow of funds related to the Digital Vault. The first is a pool account at the Royal Canadian Mint for storage of physical gold. This account is in the name of CXAU, as a custody account on behalf of the individual CXAU users. The second CXAU account is a cash account to be held at BBVA Compass. A third account will be maintained as a CXAU corporate account for deducting fees (CXAU Company).

Dillon Gage will have two accounts as well. Dillon Gage holds a gold pool account Royal Canadian Mint. Dillon Gage can add gold to its pool account at RCM for time to time, as needed. Dillon Gage also maintains a cash account with BBVA Compass.

SUMMARY OF CXAU GOLD & FIAT CURRECY FLOW:

●	1. CUSTOMER SENDING PHYSICAL GOLD TO FUND CXAU ACCOUNT
Digital Vault (physical gold): Dillon Gage will coordinate and manage the deposit and transfer of CXAU Users physical gold into digital gold. This will include the acceptance, testing and verification of the physical gold presented for conversion to CXAU units. Dillon Gage will coordinate delivery of the physical gold for storage at the Royal Canadian Mint for reserve in the pool account on behalf of the CXAU. In this regard, Dillon Gage will share 50% of the (50 bps = .5%) CXAU Digital Vault Capitalization Fee, associated with converting a Users physical gold into CXAU Units.

This would be the conversion of physical gold into CXAU (crypto gold). For example, a CXAU client has $10,000 worth of physical gold and wants to convert the gold into CXAU units.

1.	Customer signs up for a CXAU Digital Vault
2.	In the app the customer will choose the button to “send CXAU your physical gold.” This will notify DG and provide an order # and instructions for sending their physical gold to Dillon Gage.
3.	Customer sends $10,000 worth of gold to Dillon Gage (Dallas, TX).
4.	DG Will receive the gold to verify the authenticity, weight and USD valuation.
5.	Upon approval from the client, DG will allocate $10,000 worth of gold in the vault for CXAU.
6.	The CXAU platform will create 10 new CXAU coins / units and they will be reflected in the customers CXAU digital vault

Dillon Gage Dallas received $10,000 worth of physical gold so they book entry a transfer of $10,000 worth of physical gold into the CXAU Gold custody account.

Fees: There is a 0.50% fee for converting the client’s physical gold into CXAU. In the example above when the customer sends $10,000 worth of gold to Dillon Gage. CXAU will deduct the $50 fee from the Users CXAU account. The $50 will be divided between Dillon Gage and CXAU.

●	2. CUSTOMER CONVERTS USD INTO CXAU WITHIN THE DIGITAL VAULT
Digital Vault Conversion (fiat currency): Dillon Gage will coordinate and manage the acquisition and deposit of physical gold in direct proportion to the Users CXAU digital vault capitalization, with fiat currency. Dillon Gage will coordinate delivery of physical gold to the Royal Canadian Mint pool account for reserve on behalf of the CXAU members. In this regard, Dillon Gage will share 50% of the (50 bps = .5%) CXAU Digital Vault Capitalization Fee, associated with converting the Users fiat currency into CXAU Units.

This would be the conversion of fiat into CXAU (crypto gold). For example, a CXAU client has $10,000 and wants to convert into CXAU to be used.

1.	Customer signs up for a CXAU Digital Vault
2.	Customer links his bank account to the Digital Vault and funds it with $10,000
3.	$10,000 is now available within the USD part of the Digital Vault.
4.	The customer clicks the ‘Buy’ button within the app to purchase $10,000 worth of CXAU
5.	DG- will receive the order to sell $10,000 worth of physical gold from the DG pool account (into the CXAU pool account), as well as receive the $10,000 into DG’s USD bank account.
6.	DG will allocate / transfer $10,000 worth of gold into the pool account for CXAU
7.	Instantly the client will receive $10,000 worth of CXAU into their Digital Vault

Fees: At step #3 There is a 0.50% fee for the purchase of CXAU within the Digital Vault. In the example above when the customer chooses to buy $10,000 worth of CXAU, we will deduct $50 from the client’s USD wallet. The $50 will be divided between Dillon Gage and CXAU. CXAU Corp. receives the fee and pays Dillon Gage.

●	3. STORAGE FEE FOR PHYSICAL GOLD IN ROYAL CANADIAN MINT
Annual Digital Vault Storage / Insurance Fee: Dillon Gage will help coordinate the insurance, audit and storage of the CXAU physical gold reserves. Each CXAU User will be charged an annual storage, insurance and auditing fee of (50 bps = .5%), based upon their CXAU account value. The fee will be measured and deducted on the first day of each month. Dillion Gage will share one half (50%) of the Fee, net of the actual cost of storage, insurance, audit and vault. The fees will be collected monthly from each CXAU User account.

The fee should be deducted monthly on a prepaid basis. The monthly fee can always be charged on the 1st of the month. Transaction volume during the month will not affect the monthly storage fee until it is recalculated on the 1st of the next month.

Example:

1.	The customer has $10,000 that he used to purchase 10.00 CXAU
2.	Monthly there will be an automatic sweep of the storage fees.
3.	If Monthly that is 0.042% deducted, leaving 9.9958 CXAU

●	4. CONVERSION OF CXAU INTO PHYSICAL GOLD FOR REDEMPTION
CXAU Redemption: Dillon Gage will support CXAU Users with the redemption of their CXAU account value. From time to time the Users may wish to liquidate their CXAU digital gold account. Once the redemption order is received, Dillon Gage will convert the CXAU unit value into physical gold. Dillon Gage will transfer the redemption gold The CXAU User will be charged a redemption fee of (50 bps = .5%) on the value redeemed, plus the cost of FedEx shipping and insurance. Dillon Gage will share one half of the (50 bps) CXAU Redemption Fee.

This would be the conversion of CXAU (crypto gold) for physical gold. For example, a CXAU client has $10,000 worth of CXAU and wants to redeem for physical gold.

1.	The customer has $10,000 worth of CXAU and hits the ‘Withdraw’ button within the app to convert the CXAU into $10,000 worth of physical gold
2.	The client will be prompted for the additional fees to be paid for delivery and premium of the physical gold.
3.	DG- will receive the order to deliver $10,000 worth of physical gold
4.	CXAU will allocate / transfer $10,000 worth of gold from its RCM pool account to the Dillon Gage pool account.

The physical gold coin price will include the spot price of gold, the premium for the minted coin, shipping and insurance, plus the 0.50% fee. See table below as example

Cost of Physical Gold	USD	CXAU
Spot price of Gold	$1,200	1.00
Premium for Maple Leaf	$50	0.042
Shipping and Insurance	$5	0.004
0.50% Fee	$6.28	0.005
Total per Maple Leaf	$1,261.28	1.051

*Note that CXAU Company receives the fee and pays Dillon Gage.

●	5. THE CONVERSION OF CXAU Units Into FIAT / USD

For example, a CXAU client has $10,000 worth of CXAU and wants to convert to US dollars.

1.	The customer has $10,000 worth of CXAU and hits the ‘Sell’ button within the mobile app to convert the CXAU into $10,000 into the USD Digital Vault
2.	DG- will receive the order to purchase $10,000 worth of physical gold and deliver $10,000 into the CXAU User / USD bank account.
3.	CXAU will allocate / transfer $10,000 worth of gold to the pool accont for Dillon Gage
4.	Instantly the client will receive $10,000 into their USD Digital Vault

Fees: At step #2 There is a 0.50% fee for the sale of CXAU within the Digital Vault. In the example above when the customer chooses to sell $10,000 worth of CXAU, we will deduct $50 from the client’s USD wallet. The $50 will be divided between Dillon Gage and CXAU.